Exhibit 10.1

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10179	WELLS FARGO BANK, NATIONAL ASSOCIATION WELLS FARGO SECURITIES, LLC Duke Energy Center 550 South Tryon Street Charlotte, North Carolina 28202	U.S. BANK NATIONAL ASSOCIATION 800 Nicollet Mall Minneapolis, MN 55402

CONFIDENTIAL

November 6, 2018

Leggett & Platt, Incorporated

1 Leggett Road

Carthage, MO 64836

Attention of      Matthew Flanigan

                Chief Financial Officer

Project Coil

Commitment Letter

Ladies and Gentlemen:

Leggett & Platt, Incorporated, a Missouri corporation (the “Company” or “you”), has advised JPMorgan Chase Bank, N.A. (“JPMorgan”), Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities”) and U.S. Bank National Association (“US Bank” and, together with JPMorgan and Wells Fargo Bank, the “Initial Lenders” and, together with JPMorgan, Wells Fargo Securities and each Permitted Lender (as defined below) that becomes a party hereto as an additional “Commitment Party” pursuant to Section 3 hereof, collectively, the “Commitment Parties”, “we” or “us”) that it intends to consummate the Acquisition and the other Transactions described in the Transaction Description attached hereto as Exhibit A. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Exhibits hereto. This commitment letter, together with all Exhibits hereto, as the same may be amended, restated, supplemented or otherwise modified, is referred to as this “Commitment Letter”.

1.    Commitment. In connection with the foregoing, and subject only to the satisfaction or waiver of the conditions expressly set forth in Exhibit C to this Commitment Letter, (a) JPMorgan hereby commits to provide to the Company 66 2/3% of the aggregate principal amount of the Bridge Facility, (b) Wells Fargo Bank hereby commits to provide to the Company 16 2/3% of the aggregate principal amount of the Bridge Facility and (c) US Bank hereby commits to provide to the Company 16 2/3% of the aggregate principal amount of the Bridge Facility on the terms set forth herein and in Exhibit B hereto. It is understood and agreed that any event occurring after the date hereof and prior to the funding of the Bridge Facility on the Closing Date that would result in a mandatory prepayment or commitment reduction with respect to the Bridge Facility as set forth in Exhibit B hereto under “Mandatory Prepayments/Commitment Reductions” shall reduce the amount of the Bridge Facility, and the aggregate amount of the Commitment Parties’ commitments hereunder (on a pro rata basis as among the Commitment Parties, based on the amount of their respective commitments), on a dollar-for-dollar basis. The commitments and other obligations of the Initial Lenders and any Permitted Lender that becomes a Commitment Party hereunder shall be several and not joint.

2.    Appointment of Roles. You hereby appoint (a) each of JPMorgan, Wells Fargo Securities and US Bank to act, and each of JPMorgan, Wells Fargo Securities and US Bank hereby agrees to act, as a joint lead arranger and joint bookrunner in respect of the Bridge Facility (in such capacities, the “Bridge Arrangers”) and (b) JPMorgan to act, and JPMorgan hereby agrees to act, as the sole administrative agent for the Bridge Facility (in such capacity, the “Bridge Administrative Agent”), in each case on the terms set forth in this Commitment Letter and subject only to the satisfaction or waiver of the conditions expressly set forth in Exhibit C to this Commitment Letter. It is understood and agreed that, notwithstanding any Permitted Lender becoming a Commitment Party hereunder, JPMorgan will appear on the top left of the cover page of any marketing materials or other documentation for the Bridge Facility, and will hold the roles and responsibilities conventionally understood to be associated with such name placement.

It is agreed that no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed and no other titles will be awarded, and no compensation will be paid (other than the compensation expressly contemplated by this Commitment Letter or the Fee Letters (as defined below)), in each case, by the Company or any of its subsidiaries in connection with the Bridge Facility unless the Company and the Bridge Arrangers shall so agree.

3.    Syndication. The Bridge Arrangers reserve the right, prior to or after the execution of the definitive documentation for the Bridge Facility, to syndicate the Bridge Facility to one or more lenders reasonably acceptable to you and excluding Disqualified Lenders. The Bridge Arrangers will manage, in consultation with you, all aspects of any syndication of the Bridge Facility, including the determinations as to the timing of all offers to prospective Lenders, the determinations as to the selection of Lenders, the acceptance and final allocation of commitments, any title of agent or similar designations or roles awarded to any Lender and the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Bridge Arrangers pursuant to the terms of this Commitment Letter and the Fee Letters; provided that each Lender shall be reasonably acceptable to you (it being understood that any person that is a lender under the Existing Revolving Credit Agreement shall be deemed to be reasonably acceptable to you); provided, further, that the Lenders shall not include any Disqualified Lenders (as defined below). Any Lender that is selected in accordance with the foregoing provisions is referred to as a “Permitted Lender”. In connection with any syndication of the Bridge Facility, the Company agrees, at the request of the Bridge Arrangers, to enter into one or more customary joinder agreements to this Commitment Letter and the Arranger Fee Letter, and/or an amendment and restatement of this Commitment Letter and the Arranger Fee Letter (and/or any separate fee letter) (collectively, the “Joinder Documentation”) reasonably acceptable to the Bridge Arrangers and the Company, in each case, pursuant to which any Permitted Lender may become an additional “Commitment Party” and extend a commitment in respect of the Bridge Facility directly to the Company, which may contain provisions determined by the Bridge Arrangers in accordance with the syndication provisions set forth above with respect to the allocation of titles and roles, rights

2

and responsibilities in connection with the syndication of the Bridge Facility, the allocation of any reductions in the amount of the Bridge Facility and the allocation to such Permitted Lender of fees provided for in the Arranger Fee Letter (but which will not add any new conditions to the availability of the Bridge Facility or change the terms of the Bridge Facility or increase the aggregate compensation payable by the Company in connection therewith as set forth in this Commitment Letter and in the Fee Letters). The commitments of the Initial Lenders hereunder with respect to the Bridge Facility shall be reduced dollar-for-dollar (on a pro rata basis as among the Initial Lenders, based on the amounts of their respective commitments in respect of the Bridge Facility) and, to the extent of such reduction and subject to the final paragraph of this Section 3, the Initial Lenders shall be released from their obligations solely with respect thereto (it being understood that the remaining commitments of the Initial Lenders shall continue in full force and effect), as and when commitments in respect of the Bridge Facility are received from any Permitted Lender upon such Permitted Lender (A) becoming a party to this Commitment Letter as an additional “Commitment Party” pursuant to the Joinder Documentation or (B) becoming a party to the Bridge Credit Agreement as a “Lender” thereunder. For purposes hereof, “Disqualified Lenders” means, collectively, (i) those entities that have been specified to us by you in writing from time to time as competitors of you or your subsidiaries or the Acquired Company or its subsidiaries, (ii) those banks, financial institutions, other institutional lenders and investors and other entities identified to us by you in writing prior to the date hereof and (iii) those entities that are clearly identifiable as an affiliate of the entities described in the preceding clauses (i) or (ii) solely on the basis of the similarity of such affiliate’s name (in the case of any such competitors or their respective affiliates, other than any bona fide debt fund affiliates) (the “Disqualified Lenders”); provided that (x) the foregoing will not affect commitments previously syndicated to any Disqualified Lender prior to such Lender being identified as a Disqualified Lender and (y) any designation of a Disqualified Lender after the date hereof pursuant to the preceding clause (i) shall become effective three business days after notification thereof.

Until the earlier of (a) the date on which a Successful Syndication (as defined in the Arranger Fee Letter) is achieved and (b) 45 days after the Closing Date (such earlier date, the “Syndication Date”), you agree upon the request of the Bridge Arrangers to assist, and to use commercially reasonable efforts (to the extent practical and reasonable in all instances and not in contravention of the Acquisition Agreement) to cause the Acquired Company and its subsidiaries actively to assist, the Bridge Arrangers in completing the syndication of the Bridge Facility. Such assistance shall include (i) your using commercially reasonable efforts to ensure that arrangement and syndication efforts benefit from your and your subsidiaries’ existing relationships with banks and other financial institutions and, to the extent practical and reasonable in all instances and not in contravention of the Acquisition Agreement, such existing relationships of the Acquired Company and its subsidiaries, (ii) direct contact between your senior management, representatives and advisors, on the one hand, and prospective Lenders, on the other hand (and, at the request of the Bridge Arrangers, your using commercially reasonable efforts (to the extent practical and reasonable in all instances and not in contravention of the Acquisition Agreement) to cause such contact between senior management, representatives and advisors of the Acquired Company, on the one hand, and prospective Lenders, on the other), (iii) your assistance (and your using commercially reasonable efforts (to the extent practical and reasonable in all instances and not in contravention of the Acquisition Agreement) to cause the Acquired Company to assist) in the preparation of confidential information memoranda (the “Confidential Information Memoranda”) and other customary marketing materials to be used in connection with the syndication of the

3

Bridge Facility (collectively, the “Information Materials”), (iv) the hosting, with the Bridge Arrangers, of one or more meetings of or conference calls with prospective Lenders at times and locations to be mutually agreed upon, and (v) using commercially reasonable efforts to obtain, as promptly as practicable after the date hereof, updated public corporate ratings (but no specific rating) of the Company and updated public ratings (but no specific rating) of the Company’s senior unsecured, non-credit enhanced long-term indebtedness for borrowed money from each of Moody’s Investor Services, Inc. (“Moody’s”) and S&P Global Ratings, a division of S&P Global Inc. (“S&P”), in each case taking into account the Transactions. In addition, you agree, prior to the Syndication Date, promptly to prepare and provide, and to use your commercially reasonable efforts (to the extent practical and reasonable in all instances and not in contravention of the Acquisition Agreement) to cause the Acquired Company promptly to prepare and provide, to the Bridge Arrangers all customary financial and other information with respect to the Company, the Acquired Company and their respective subsidiaries and the transactions contemplated hereby, including all financial projections, estimates and forecasts and other forward-looking information (the “Projections”), as the Bridge Arrangers may reasonably request in connection with the syndication of the Bridge Facility. You hereby authorize the Commitment Parties to use the Company’s corporate name and such logos that the Company may provide to the Commitment Parties from time to time on the Confidential Information Memoranda and other Information Materials or in any advertisements that any Commitment Party may propose to place after the Closing Date in financial and other newspapers and journals, or otherwise, at its own expense describing its services to the Company hereunder.

You acknowledge that certain prospective Lenders (such Lenders, “Public Lenders”; all other prospective Lenders, “Private Lenders”) may have personnel who do not wish to receive Private Lender Information (as defined below). You agree, at the request of the Bridge Arrangers, to assist (and to use commercially reasonable efforts, to the extent not in contravention of the Acquisition Agreement, to cause the Acquired Company to assist) in the preparation of a version of the Information Materials consisting exclusively of information and documentation that is either (a) publicly available or (b) not material with respect to the Company, the Acquired Company or their respective subsidiaries, or any securities of any of the foregoing, for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information”; and any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”). Before distribution of any Information Materials, you agree to execute and deliver to the Bridge Arrangers a customary authorization letter in which you authorize distribution of the Information Materials to prospective Lenders, which shall include a customary representation by you as to the accuracy of the Information Materials and, in the case of Information Materials intended to contain solely Public Lender Information, a representation that such Information Materials do not contain any Private Lender Information. You further agree that each document to be disseminated by the Bridge Arrangers to any prospective Lender in connection with the Bridge Facility will, at the request of the Bridge Arrangers, be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. You acknowledge that the following documents may be distributed to Public Lenders (unless you notify the Bridge Arrangers promptly (including by e-mail) within a reasonable period of time prior to the intended distribution that any such document contains Private Lender Information (provided that such document has been provided to you for review a reasonable period of time prior thereto)): (A) drafts and final definitive documentation with respect to the Bridge Facility, (B) administrative materials prepared by any of

4

the Bridge Arrangers or the Bridge Administrative Agent for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda) and (C) notification of changes in the terms of the Bridge Facility.

To ensure an orderly and successful syndication of the Bridge Facility, prior to the Syndication Date the Company and its subsidiaries will not, and the Company will use commercially reasonable efforts (subject to, and to the extent not in contravention of, the Acquisition Agreement) to ensure that the Acquired Company and its subsidiaries will not, in each case, without the prior written consent of the Bridge Arrangers (such consent not to be unreasonably withheld, conditioned or delayed), syndicate or issue any debt facility or any debt security of the Company, the Acquired Company or any of their respective subsidiaries, including any amendments, renewals or refinancings of any existing debt facility or debt security, in each case, that would reasonably be expected to materially impair the general syndication of the Bridge Facility, other than (a) the Bridge Facility, (b) the Term Loan Facility, (c) the Proposed Amendments, (d) (i) the New Revolving Facility, and (ii) borrowings under the Existing Revolving Credit Agreement or the New Revolving Facility, (e) any offering of debt securities for which the Bridge Arrangers or their respective affiliates have been engaged to act as joint bookrunner, (f) any commercial paper, (g) ordinary course capital leases, purchase money and equipment financings, vehicle leasing agreements, and any similar obligations (h) any indebtedness of the Acquired Company and its subsidiaries permitted to be incurred by the Acquired Company or its subsidiaries after the date hereof but prior to the Closing Date, or permitted to remain outstanding on the Closing Date, in each case, under the Acquisition Agreement (i) ordinary course letters of credit, overdraft protection and short term working capital facilities, factoring arrangements, hedging and cash management arrangements, (j) intercompany debt among the Company and its subsidiaries or among the Acquired Company and its subsidiaries, and (k) any other indebtedness the Net Cash Proceeds of which do not exceed US$100,000,000 in the aggregate.

Notwithstanding anything to the contrary contained in this Commitment Letter, (a) without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Commitment Parties’ commitments hereunder are not subject to or conditioned upon syndication of, or receipt of commitments in respect of, the Bridge Facility, and that none of the commencement or completion of the syndication of Bridge Facility nor the obtaining of ratings as set forth above nor compliance with the Commitment Letter (other than Exhibit C), the Fee Letter or any other agreement or other undertaking shall constitute a condition to the funding of the Bridge Facility on the Closing Date and (b) notwithstanding our right to syndicate the Bridge Facility and to receive commitments with respect thereto, except (i) in respect of assignments of all or any portion of any Commitment Party’s commitment hereunder to a Permitted Lender or (ii) in respect of assignments between any Commitment Party and its affiliates as expressly provided in section 9 hereof, (x) no Commitment Party shall be relieved, released or novated from its commitment hereunder in connection with the syndication of the Bridge Facility until after the funding of the Bridge Facility on the Closing Date has occurred, (y) no assignment or novation in connection with the syndication of the Bridge Facility shall become effective (as between the Company and any Commitment Party) with respect to all or any portion of any Commitment Party’s commitment hereunder until after the funding of the Bridge Facility on the Closing Date has occurred and (z) unless otherwise agreed to in writing by the Company, each Commitment Party shall retain control over all of its rights and obligations with respect to its commitment hereunder, including all rights with respect to consents, modifications, waivers and amendments hereof, until after the funding of the Bridge Facility on the Closing Date has occurred.

5

4.    Information. You hereby represent and warrant that (a) all written information concerning the Company, the Acquired Company and their respective subsidiaries, other than the Projections and other forward looking information and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to any of the Commitment Parties or the Lenders by or on behalf of you or any of your representatives in connection with the transactions contemplated hereunder, when taken as a whole (and after giving effect to all supplements thereto), does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements are made; provided that, with respect to any Information relating to the Acquired Company and its subsidiaries and prior to the Closing Date, the foregoing representation and warranty is made only to your knowledge; and (b) the Projections that have been or will be furnished to any of the Commitment Parties or the Lenders by or on behalf of you have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are so furnished (it being understood that the Projections are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material). You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, the representation and warranty in the preceding sentence would not be true and correct in all material respects if the Information or the Projections were being furnished at such time and such representation and warranty were being made, then you will (or, prior to the Closing Date with respect to Information or the Projections concerning the Acquired Company and its subsidiaries, you will, subject to, and to the extent not in contravention of, the Acquisition Agreement, use commercially reasonable efforts to) supplement the Information and the Projections so that such representation and warranty shall be so true and correct in all material respects; provided that such supplementation shall cure any breach of such representation. In structuring, syndicating and arranging the Bridge Facility, we will be entitled to use and rely primarily on the Information and the Projections without independent verification thereof, and you acknowledge and agree that we will have no obligation to conduct any independent evaluation or appraisal of your assets or liabilities or the assets or liabilities of the Acquired Company or any other person or to advise or opine on any solvency issues. Without limiting your obligations under this paragraph, it is understood that the Initial Lender’s commitment with respect to the Bridge Facility hereunder is not conditioned upon the accuracy of, or your compliance with, the representations, warranties and covenants in this paragraph.

5.    Fees. As consideration for the Initial Lenders’ commitments hereunder and the Bridge Arrangers’ agreements to perform the services described herein, you agree to pay the fees set forth in this Commitment Letter and in the arranger fee letter dated the date hereof (the “Arranger Fee Letter”), among the Bridge Arrangers, the Initial Lenders and you, and the administrative agent fee letter dated the date hereof (the “Administrative Agent Fee Letter” and, together with the Arranger Fee Letter, the “Fee Letters”), between JPMorgan and you, in each case, as and when provided therein.

6

6.    Conditions Precedent. Notwithstanding anything in this Commitment Letter, the Fee Letters, the definitive documentation with respect to the Bridge Facility or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the Commitment Parties’ commitments hereunder and agreements to perform the services described herein are subject solely to the satisfaction or waiver of the conditions expressly set forth in Exhibit C hereto, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Commitment Letter, the Fee Letters or the Bridge Credit Agreement or the accuracy of representations and warranties set forth herein or therein) other than those that are expressly set forth in Exhibit C hereto (and upon satisfaction or waiver of such conditions, the funding under the Bridge Facility on the Closing Date shall occur).

7.    Indemnification; Expenses. You agree (a) to indemnify and hold harmless each of us and our respective affiliates and the respective officers, directors, members, employees, agents, advisors, controlling persons and representatives of the foregoing (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities and reasonable out-of-pocket expenses, joint or several, to which any indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Bridge Facility, the use of the proceeds thereof, the Bridge Credit Agreement, the transactions contemplated hereby or thereby or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether based in contract, tort or any other theory, whether commenced by the Company, the Acquired Company, any of their respective affiliates or any other person and whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing (which legal expenses shall be limited to one firm of counsel for all such indemnified persons, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional counsel (and, if necessary, one additional local counsel in each appropriate jurisdiction) to the affected indemnified persons that are similarly situated, taken as a whole); provided that the foregoing indemnity and expense reimbursement will not, as to any indemnified person, apply to losses, claims, damages, liabilities or expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction (i) to have resulted from the willful misconduct, bad faith or gross negligence of such indemnified person or (ii) to have arisen from a material breach of the funding obligations of such indemnified person under this Commitment Letter or the Bridge Credit Agreement or (iii) to have resulted from disputes solely among indemnified persons not involving any act or omission of you or your subsidiaries (other than any claim, litigation, investigation or proceeding against any Commitment Party solely in its capacity or in fulfilling its role as an Administrative Agent, Bridge Arranger, any other agent, an arranger, a bookrunner or similar role in connection with the Bridge Facility), and (b) regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, to reimburse each of us and our respective affiliates upon demand for all reasonable and documented out-of-pocket expenses (including, without limitation, due diligence expenses, syndication expenses, travel expenses and reasonable and documented fees, charges and disbursements of counsel) incurred in connection with the Bridge Facility and any related documentation (including, without limitation, the preparation of this Commitment Letter, the Fee Letters and the Bridge Credit Agreement) or

7

the administration, amendment, modification or waiver thereof. You acknowledge and agree that the Information Materials and other materials relating to the Bridge Facility may be transmitted through SyndTrak, IntraLinks or similar electronic information transmission systems. No party to this Commitment Letter shall be liable for (A) any damages arising from the use by others of any Information Materials or other materials obtained through electronic telecommunications or other information transmission systems (including the internet) except to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such party or its officers, directors, employees, agents, advisors, controlling persons or representatives, or (B) any special, indirect, consequential, exemplary or punitive damages in connection with this Commitment Letter, the Fee Letters, the Bridge Facility, the Bridge Credit Agreement or its activities related to any of the foregoing; provided that nothing in this sentence shall be deemed to relieve you of any obligation you may have under this paragraph to indemnify an indemnified person for any such damages asserted by an unaffiliated third party. You will not be liable for any settlement of any pending or threatened proceeding effected without your prior written consent (which shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such proceeding, you agree to indemnify and hold harmless each indemnified person from and against any and all out-of-pocket expenses, losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions herein. You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding in respect of which indemnity could have been sought hereunder by such indemnified person unless (a) such settlement includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability on claims that are the subject matter of such claim, litigation, investigation or proceeding and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy.

8.    Absence of Fiduciary Relationship; Sharing Information; Affiliate Activities. You acknowledge that each of us and any of our respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other entities that have or may have interests conflicting with your interests with respect to the transactions described herein and otherwise. We will not use confidential information obtained from you or your subsidiaries in the course of the transactions contemplated hereby (and not otherwise in our or any of our affiliates’ possession or publicly available) in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies in the course of performing such services. You also acknowledge that we have no obligation to use in connection with the transactions contemplated hereby, or furnish to you, confidential information obtained by us or any of our affiliates from other persons.

You acknowledge and agree that each of us and our respective affiliates through which we may be acting will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter, the Fee Letters or any other document or in our communications or activities hereunder or thereunder will be deemed to create any advisory,

8

fiduciary or agency relationship or any fiduciary or other implied duty between any of us, on the one hand, and you or your subsidiaries, affiliates or equityholders, on the other. You acknowledge and agree that (a) the financing transactions contemplated by this Commitment Letter and the Fee Letters are arm’s-length commercial transactions among us, on the one hand, and you, on the other hand, (b) in connection therewith and with the process leading to such transactions, each of us is acting solely as a principal and not as an agent or fiduciary of the Company, the Acquired Company, their respective subsidiaries or other affiliates, equityholders or any other person, and none of us has assumed (and will not be deemed on the basis of our communications or activities hereunder to have assumed) an advisory or fiduciary responsibility or, except as set forth in this Commitment Letter with respect to our obligations to the Company, any other obligation, in favor of the Company, the Acquired Company, their respective subsidiaries or other affiliates, equityholders or any other person (irrespective of whether any of us or any of our affiliates are concurrently providing other services to you) and (c) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto and have consulted your own legal and financial advisors to the extent you have deemed appropriate. You agree that you will not assert any claim against any Commitment Party based on an alleged breach of fiduciary duty by any Commitment Party in connection with any transaction contemplated by, based upon, arising out of or relating to this Commitment Letter. You further acknowledge and agree that no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to the Transactions and the other transactions contemplated by this Commitment Letter, and you have consulted with your own legal, accounting, regulatory and tax advisors to the extent you have deemed it appropriate to do so.

You further agree that each of us, together with our respective affiliates, is a full service securities firm engaged in securities trading and brokerage activities as well as in providing investment banking and other financial services. In the ordinary course of business, each of us and our respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own account and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and your subsidiaries and other companies with which you or your subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any of us, any of our respective affiliates or any of our or their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

You acknowledge that JPMorgan currently is acting as administrative agent under, and certain of the Commitment Parties are lenders under, the Existing Revolving Credit Agreement and your rights and obligations under any other agreement with any Commitment Party or any of its affiliates (including the Existing Revolving Credit Agreement) that currently exist or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties hereto under this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by any performance or lack of performance by any of the parties hereto of its obligations hereunder. You further acknowledge that each Commitment Party and its affiliates may currently or in the future participate in other debt or equity transactions on behalf of or render financial advisory services to you or other companies that may be involved in competing transactions. You hereby agree that each Commitment Party may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest

9

presented by the foregoing, and you hereby waive any such claims based on any alleged conflict of interest in connection with the engagement contemplated hereby, on the one hand, and the exercise by any Commitment Party or its affiliates of any rights and duties under any credit or other agreement (including the Existing Revolving Credit Agreement), on the other hand. The terms of this paragraph shall survive the expiration or termination of this Commitment Letter.

9.    Assignments; Amendments; Governing Law, Waiver of Jury Trial. No party to this Commitment Letter may assign this Commitment Letter or any commitments or agreements hereunder to any other person without the prior written consent of each of the other parties hereto (and any purported assignment without such consent will be null and void); provided that (a) each Commitment Party may assign its commitments and agreements hereunder, in whole or in part, (i) to any of its affiliates; provided that no Commitment Party shall be released from the portion of its commitment hereunder so assigned to the extent such affiliate fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction or waiver of the conditions to such funding set forth herein, and (ii) to any additional Commitment Parties that become party to this Commitment Letter pursuant to the Joinder Documentation as provided for in Section 3 above, and upon any such assignment described in this clause (ii), such Commitment Party will (only to the extent permitted in the last paragraph of Section 3 above) be released solely from that portion of its commitments and agreements that has been so assigned and (b) any Commitment Party’s agreements hereunder (other than the funding of its commitments) may be performed by or through its affiliates (including, in the case of JPMorgan, J.P. Morgan Securities LLC).

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic imaging means (including “pdf” and “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into by the parties hereto with respect to the Bridge Facility and set forth the entire understanding of the parties hereto with respect to such matters. This Commitment Letter is intended to be solely for the benefit of the parties hereto, and is not intended to confer any benefits upon, or create any rights in favor of or be enforceable by or at the request of, any person other than the parties hereto. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York; provided that (a) the interpretation of the definition of “Material Adverse Effect” (as defined in Exhibit C hereto) and whether or not a Material Adverse Effect exists or has occurred, (b) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of a breach or inaccuracy of such representations and warranties the Company (or any of its affiliates) has the right to terminate its (or its affiliate’s) obligations under the Acquisition Agreement or the right to elect not to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in all material respects in accordance with the terms of the Acquisition Agreement,

10

in each case, will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regard to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the laws of any jurisdiction other than the State of Delaware to apply.

Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of any state or Federal court sitting in the City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters, the performance of commitments and agreements hereunder or thereunder or the transactions contemplated hereby, and agrees, for itself and its affiliates, that any such suit, action or proceeding brought by it or any of its affiliates will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City of New York, Borough of Manhattan. Each of the parties hereto agrees that service of any process, summons, notice or document by registered mail addressed to it at its address set forth above shall be effective service of process for any such suit, action or proceeding brought in any such court. Each of the parties hereto irrevocably and unconditionally waives to the extent permitted by applicable law any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon judgment. You and we irrevocably agree to the extent permitted by applicable law to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party arising out of or relating to this Commitment Letter, the Fee Letters, the performance of commitments or agreements hereunder or thereunder or the transactions contemplated hereby.

10.    Confidentiality. You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Fee Letters, the contents of any of the foregoing or the activities of any of us pursuant hereto or thereto to any person without the prior written approval of the Bridge Arrangers, except (a) on a confidential and need-to-know basis to your officers, directors, employees, agents, accountants, attorneys and other professional advisors and representatives (collectively, with respect to any person, such person’s “Representatives”) who have been advised of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have agreed to treat such information confidentially in accordance with the terms of this paragraph (or provisions substantially similar to this paragraph), (b) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case you agree, to the extent permitted by law, to inform us promptly thereof and, if possible, in advance of such disclosure), (c) in the case of this Commitment Letter, the Fee Letters and their contents (provided that each Fee Letter is redacted in a customary manner reasonably satisfactory to the Commitment Parties that are party thereto), to the Seller and its subsidiaries and Representatives and to Arsenal Capital Partners L.P. (the “Sponsor”) and its Representatives, so long as the Seller (and any of its subsidiaries who receive such information) and the Sponsor shall have agreed to treat such information confidentially, and their respective Representatives have been advised of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have

11

agreed to treat such information confidentially in accordance with the terms of this paragraph (or provisions substantially similar to this paragraph), (d) in the case of this Commitment Letter and its contents, (i) in any prospectus, offering memorandum, confidential information memorandum or other marketing materials relating to any debt financing or any equity offering, or (ii) in filings with the SEC and other applicable regulatory authorities and stock exchanges, (e) in the case of the aggregate fee amounts contained in the Fee Letters, as part of projections, pro forma information or generic disclosure of aggregate sources and uses related to the Transactions (but without disclosing any specified fees or any other economic term set forth in any Fee Letter), in each case, to the extent customary or required in any prospectus, offering memorandum, confidential information memorandum or other marketing materials relating to any debt financing or equity offering or in any public filing relating to the Transactions, (f) to the extent such information becomes publicly available other than by reason of disclosure by you or your Representatives in violation of this paragraph, (g) the information contained in the Exhibits hereto, to Moody’s and S&P, on a confidential basis, and (h) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter or the Fee Letters.

Each of us shall use all confidential information provided to it by or on behalf of you hereunder solely for the purpose of providing the services that are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information, except in each case for information that was or becomes publicly available other than by reason of disclosure by us in violation of this paragraph or was or becomes available to any of us or any of our respective affiliates from a source that is not known by such person or such affiliate to be subject to a confidentiality obligation to you or to the extent such information is independently developed by any of us or our respective affiliates; provided, however, that nothing herein shall prevent any of us from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case each of us agrees, to the extent permitted by law, to inform you promptly thereof and, if possible, in advance of such disclosure), (b) upon the request or demand of any regulatory authority exercising supervisory authority or having or claiming to have jurisdiction over any of us or our respective affiliates (including, without limitation, in the course of inspections, examinations or inquiries by federal or state government agencies, regulatory agencies, self-regulatory agencies and rating agencies), (c) on a confidential and need-to-know basis to our respective affiliates, and our and our respective affiliates’ Representatives who have been advised of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have agreed to treat such information confidentially in accordance with the terms of this paragraph (or provisions substantially similar to this paragraph), (d) for purposes of establishing any defense available under state and federal securities laws, including, without limitation, a “due diligence” defense, or in connection with the exercise of any remedies hereunder or under any Fee Letter or any suit, action or proceeding relating to this Commitment Letter or the Fee Letters, (e) to prospective Lenders, participants or assignees in respect of the Bridge Facility (or, in each case, any of their respective advisors), in each case, subject to the acknowledgement and acceptance by such prospective Lenders, participants or assignees, as applicable, that such information is being provided on a confidential basis (on substantially the terms as set forth in this paragraph or as is otherwise reasonably acceptable to you and the Bridge Arrangers, including pursuant to the confidentiality terms set forth on the Confidential Information Memoranda or other Information Materials) in accordance

12

with the Bridge Arrangers’ standard syndication process or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, (f) to Moody’s and S&P, on a confidential basis, and (g) to market data collectors, similar service providers to the lending industry and service providers to any of the Commitment Parties and the Lenders in connection with the administration and management of the Bridge Facility, provided that such information is limited to the existence of this Commitment Letter and information about the Bridge Facility; provided further that, notwithstanding anything herein to the contrary, each of us and our respective affiliates may disclose any such information as and to the extent expressly permitted by any written agreement relating to the Transactions entered into by the Company and the Bridge Arrangers. Our obligations under this paragraph shall be superseded by the confidentiality provisions of the definitive documentation for the Bridge Facility or, if such definitive documentation is not executed and delivered, will terminate on the date that is one year after the date hereof.

11.    PATRIOT Act Notification. We hereby notify you that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the other Lenders may be required to obtain, verify and record information that identifies you and your subsidiaries, which information may include your and their names and addresses and other information that will allow each of us and the other Lenders to identify you and your subsidiaries in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective as to us and each Lender.

12.    Acceptance and Termination; Survival. The Commitment Parties’ commitments and agreements hereunder shall automatically terminate on the earliest to occur of (a) the fifth business day following April 30, 2019, in the event the Closing Date has not occurred on such date, (b) the date of the consummation of the Acquisition, effective immediately following such consummation, with or without the use of any portion of the Bridge Facility, and (c) the valid termination of the Acquisition Agreement in accordance with the terms thereof (and you hereby agree to notify us promptly thereof) without the consummation of the Acquisition (the earliest date in clauses (a) through (c) being referred to as the “Commitment Termination Date”).

The provisions set forth in Sections 3, 4, 5, 7, 8, 9 and 10 hereof and this paragraph and the provisions of the Fee Letters will remain in full force and effect regardless of whether the Bridge Credit Agreement is executed and delivered; provided that (a) the provisions set forth under Section 7 shall be superseded, solely to the extent covered thereby, by the terms of the Bridge Credit Agreement, upon the execution and delivery thereof by the parties thereto and (b) the second paragraph of Section 10 shall be superseded as described in such paragraph. The provisions set forth in Sections 5, 7, 8, 9 and 10 hereof and this paragraph and the provisions of the Fee Letters will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder. Subject to the provisions of the preceding sentence, you may terminate the Commitment Parties’ commitments hereunder in respect of the Bridge Facility, in whole or in part (and, in the case of partial termination, on a pro rata basis as among the Commitment Parties based on the amount of their commitments in respect of the Bridge Facility), in each case upon written notice to the Commitment Parties at any time.

13

Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by (a) signing and returning to the Initial Lenders executed counterparts of this Commitment Letter, the Arranger Fee Letter and the Administrative Agent Fee Letter, in each case, not later than 11:59 p.m., New York City time, on November 6, 2018. The Initial Lenders’ and the Bridge Arrangers’ offer hereunder, and the Initial Lenders’ and the Bridge Arrangers’ agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that the Initial Lenders or JPMorgan, as the case may be, have not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment of the Commitment Parties only after it has been duly executed and delivered by you in accordance with the first sentence of this paragraph.

Each of the parties hereto agrees that this Commitment Letter, if accepted by you as provided above, is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Bridge Credit Agreement by the parties hereto in a manner consistent with this Commitment Letter and the Exhibits hereto.

[Remainder of this page intentionally left blank]

14

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.,

by	/s/ Maria Riaz
Name:	Maria Riaz
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,

by	/s/ Kara Treiber
Name:	Kara Treiber
Title:	Director

WELLS FARGO SECURITIES, LLC,

by	/s/ Russell Jeter
Name:	Russell Jeter
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION,

by	/s/ Marty McDonald
Name:	Marty McDonald
Title:	Vice President

Accepted and agreed as of the date first above written:

LEGGETT & PLATT, INCORPORATED,

by	/s/ Matthew C. Flanigan
Name:	Matthew C. Flanigan
Title:	Executive Vice President and Chief Financial Officer

by	/s/ Benjamin M. Burns
Name:	Benjamin M. Burns
Title:	Vice President and Treasurer

EXHIBIT A

CONFIDENTIAL

Project Coil

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached or the other Exhibits to the Commitment Letter.

Pursuant to the stock purchase agreement dated as of November 6, 2018 (together with all exhibits or other attachments thereto and the disclosure schedules referred to therein, collectively, as amended, modified or supplemented from time to time, the “Acquisition Agreement”), by and among the Company, Elite Comfort Solutions, Inc., a Delaware corporation (the “Acquired Company”) and Elite Comfort Solutions LP, a Delaware limited partnership (the “Seller”), the Company will acquire all of the issued and outstanding equity interests of the Acquired Company (the “Acquisition”) from the Seller and the Acquired Company will become a wholly owned subsidiary of the Company.

In connection with the Acquisition, it is intended that:

(a)    The Company will obtain an amendment to the Existing Revolving Credit Agreement in order to implement the provisions set forth on Exhibit E and any other changes as may be agreed between the Company and the Bridge Arrangers (collectively, the “Proposed Amendments”).

(b)    The Company will (i) (A) obtain revolving credit commitments in an aggregate principal amount of up to US$400,000,000 (the “New Revolving Facility”), which, if the Proposed Amendments are obtained, may take the form of an increase of the commitments under the Existing Revolving Credit Agreement, (B) obtain and borrow an aggregate principal amount of up to US$500,000,000 under a new term loan facility (the “Term Loan Facility” and, together with the New Revolving Facility, the “New Facilities”), which, if the Proposed Amendments are obtained, may take the form of incremental term loans under the Existing Revolving Credit Agreement and (C) issue commercial paper, other debt securities (either pursuant to an SEC-registered offering or Rule 144A under the Securities Act of 1933, as amended) and/or borrow revolving loans under the Existing Revolving Credit Agreement and the New Revolving Facility in an aggregate amount of up to US$750,000,000, or (ii) in the event that, at or before the time the Acquisition is consummated, the aggregate gross proceeds of such issuance of commercial paper, issuances of other debt securities and/or borrowings under the Term Loan Facility and/or the New Revolving Credit Facility, in each case that are intended to be applied to pay the consideration for the Acquisition and costs and expenses related thereto, is less than US$900,000,000, obtain and borrow under a senior unsecured 364-day bridge loan facility having the terms set forth in Exhibit B to the Commitment Letter (the “Bridge Facility”) in an aggregate principal amount of up to US$900,000,000 (subject to reduction as described in Exhibit B to the Commitment Letter).

(c) The Company will cause repayment in full of all principal, premium, if any, interest, fees and other amounts due or outstanding under the indebtedness contemplated to be repaid pursuant to Section 6.08 of the Acquisition Agreement (collectively, the “Acquired Company Debt Repayment”).

The transactions described above are collectively referred to herein as the “Transactions”. The date of the consummation of the Acquisition is referred to herein as the “Closing Date”.

EXHIBIT B

CONFIDENTIAL

Project Coil

364-Day Senior Unsecured Bridge Facility

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit B have the meanings given to them in the Commitment Letter to which this Exhibit B is attached.

Company:	Leggett & Platt, Incorporated, a Missouri corporation (the “Company”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan”) will act as sole administrative agent (in such capacity, the “Bridge Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with JPMorgan, the “Lenders”), and will perform the duties customarily associated with such role.

Joint Lead Arrangers and Joint Bookrunners:	JPMorgan, Wells Fargo Securities, LLC, and U.S. Bank, National Association, will act as joint lead arrangers and joint bookrunners for the Bridge Facility (in such capacities, the “Bridge Arrangers”), and will perform the duties customarily associated with such roles.

Transactions:	As described in Exhibit A to the Commitment Letter.

Facility:	A senior unsecured bridge loan facility in an aggregate principal amount of up to US$900,000,000 (the “Bridge Facility”) as such amount may be reduced pursuant to the “Mandatory Prepayments/Commitment Reductions” section below.

Purpose:	The proceeds of the loans under the Bridge Facility will be used by the Company solely (a) to pay a portion of the consideration for the Acquisition, (b) to finance the Acquired Company Debt Repayment and (c) to pay fees and expenses incurred in connection with the Transactions.

Closing Date:	The date, on or before the Commitment Termination Date, on which the borrowing under the Bridge Facility is made and the Acquisition is consummated.

Availability:	The Bridge Facility will be available in a single drawing in US dollars on the Closing Date. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed. On the Closing Date, any undrawn commitments under the Bridge Facility shall automatically terminate.

Interest Rates and Fees:	As set forth on Schedule I hereto.

Final Maturity and Amortization:	The Bridge Facility will mature on the date that is 364 days after the Closing Date and will not require interim scheduled amortization.

Voluntary Commitment Reductions/Prepayments:	Voluntary reductions of the unutilized portion of the commitments under the Bridge Facility and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed by the Company and the Bridge Arrangers, and will be without premium or penalty (with any such reduction or prepayment being applied ratably to the commitments or loans of each Lender), subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period.

Mandatory Commitment Reductions/Prepayments:

On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Bridge Credit Agreement (as defined below), as applicable, shall be automatically permanently reduced and, after the funding of the Bridge Facility on the Closing Date, loans under the Bridge Facility shall be prepaid, in each case, by the following amounts:

(a)100% of the committed amount of any Qualifying Term Facility and/or Qualifying Revolving Facility (each as defined below);

(b) without duplication of clause (a) above, 100% of the Net Cash Proceeds (as defined below) received by the Company or any of its subsidiaries after the date of the Commitment Letter from the issuance of any debt securities (including any debt securities convertible or exchangeable into equity securities or hybrid debt-equity securities) or any other incurrence of debt for borrowed money, other than (i) any intercompany debt of the Company or any of its subsidiaries, (ii) borrowings under the Existing Revolving Credit Agreement, (iii) borrowings under the New Revolving Facility or the Term Loan Facility, provided that the aggregate principal amount of indebtedness outstanding thereunder does not exceed the committed amount thereof contemplated by Exhibit A to the Commitment Letter, (iv) any commercial paper, (iv) ordinary course capital leases, purchase money and equipment financings, vehicle leasing agreements and similar obligations, (v) any indebtedness of the Acquired Company and its subsidiaries permitted to be incurred by the Acquired Company or its subsidiaries after the date of the Commitment Letter but prior to the Closing Date, or permitted to remain outstanding on the Closing Date, in each case, under the Acquisition Agreement, (vi) any debt incurred in connection with sale-leasebacks by the Company and its subsidiaries, (vii) overdraft protection and short term working capital facilities, hedging and cash management arrangements, and (viii) any other indebtedness the Net Cash Proceeds of which do not exceed US$50,000,000 in the aggregate;

(c) 100% of the Net Cash Proceeds received by the Company after the date of the Commitment Letter from the issuance of any equity securities by the Company, other than (i) issuances pursuant to any employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any nonemployee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock or restricted stock units, warrants or other equity awards or pursuant to dividend reinvestment programs and (ii) securities or interests issued or transferred directly (and not constituting cash proceeds of any issuance of such securities or interests) as consideration in connection with any acquisition (including the Acquisition), divestiture or joint venture arrangement); and

(d) 100% of the Net Cash Proceeds received by the Company or any of its subsidiaries after the date of the Commitment Letter from the sale or other disposition of any property or assets of the Company or any of its subsidiaries outside the ordinary course of business, including sales or issuances of equity interests in any subsidiary of the Company, other than (i) sales, issuances and other dispositions between or among the Company and its subsidiaries, (ii) the unwinding of hedging arrangements, (iii) dispositions of accounts receivable and related assets, (iv) sales or issuances of director’s qualifying shares and/or other nominal amounts required to be held by the Company or its subsidiaries pursuant to applicable law, and (v) sales and other dispositions the Net Cash Proceeds of which do not exceed US$50,000,000 in any transaction or series of related transactions (it being also understood that any casualty loss or damage to, or any condemnation of, any property or asset of the Company or any of its subsidiaries shall not be subject to this clause (d)); provided that if the Company shall have given written notice to the Bridge Arrangers or, after the Closing Date, the Bridge Administrative Agent, that the Company or its subsidiaries intend to reinvest such Net Cash Proceeds within 180 days of receipt thereof in assets to be used in the business of the Company and/or its subsidiaries, such Net Cash Proceeds (or the portion thereof specified in such notice) shall not be subject to this clause (d), except if such Net Cash Proceeds are not so reinvested by the end of such 180-day period, in which case the portion thereof not so reinvested shall then be subject to the provisions of this clause (d); provided further that no Net Cash Proceeds that would otherwise be subject to the provisions of this clause (d) shall be subject to such provisions until the aggregate amount of all such Net Cash Proceeds shall equal US$50,000,000, and then only the portion in excess of US$50,000,000 shall be subject to such provisions.

“Qualifying Revolving Facility” shall mean any revolving credit facility or increase in revolving credit commitments that is entered into by the Company for the stated purpose of providing financing for the Acquisition, the Acquired Company Debt Repayment and fees and expenses relating thereto, including the New Revolving Credit Facility, provided that the definitive credit or similar agreement (or incremental agreement under the Existing Revolving Credit Agreement) with respect thereto has become effective and the conditions precedent to funding thereunder are no less favorable to the Company or are more favorable to the Company than the conditions set forth herein to the funding of the Bridge Facility, as determined in good faith by the Company.

“Qualifying Term Facility” shall mean any term loan facility that is entered into by the Company for the stated purpose of providing financing for the Acquisition, the Acquired Company Debt Repayment and fees and expenses relating thereto, including the Term Loan Facility, provided that the definitive credit or similar agreement (or incremental agreement under the Existing Revolving Credit Agreement) with respect thereto has become effective and the conditions precedent to funding thereunder are no less favorable to the Company or are more favorable to the Company than the conditions set forth herein to the funding of the Bridge Facility, as determined in good faith by the Company.

“Net Cash Proceeds” shall mean:

(a) with respect to the incurrence of indebtedness, the excess of (i) cash actually received by the Company or any of its subsidiaries in connection with such incurrence over (ii) the underwriting or issuance discounts, commissions, fees and other reasonable expenses incurred by the Company or any of its subsidiaries in connection with such incurrence;

(b) with respect to the issuance of any equity securities of the Company, the excess of (i) the cash actually received by the Company in connection with such issuance over (ii) the underwriting or issuance discounts, commissions, fees and other reasonable expenses incurred by the Company in connection with such issuance; and

(c) with respect to a sale or other disposition of any property or assets of the Company or any of its subsidiaries, the excess, if any, of (i) the cash actually received by the Company or its subsidiaries in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any indebtedness that is secured by such asset and that is required to be repaid in connection with the sale or other disposition thereof, (B) the reasonable fees and expenses incurred by the Company or any of its subsidiaries in connection therewith (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (C) taxes reasonably estimated to be payable in connection with such transaction (including without limitation sales, use and other transfer taxes, deed or mortgage recording taxes) and (D) the amount of reserves established by the Company or any of its subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such property or assets in accordance with applicable generally accepted accounting principles, provided that if the amount of such reserves exceeds the required amount thereof, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds.

Notwithstanding the foregoing, no mandatory prepayment of the Bridge Facility will be required in respect of any Net Cash Proceeds received by any foreign subsidiary of the Company from any incurrence of indebtedness or sale or other disposition of property or assets by such subsidiary to the extent the repatriation of (or requirement to repatriate) such Net Cash Proceeds, or otherwise using such Net Cash Proceeds to prepay loans under the Bridge Facility, would result in adverse tax consequences to the Company and its subsidiaries, as reasonably determined by the Company.

For purposes of determining the amount of any required prepayment or commitment reduction or prepayment of loans under the Bridge Facility, the U.S. dollar equivalent of any Net Cash Proceeds or, in the case of a Qualifying Revolving Facility or Qualifying Term Facility, commitments denominated in a currency other than US dollars will be determined based on exchange rates prevailing at the time of receipt by the Company or its subsidiaries of such Net Cash Proceeds or such commitments.

Any required commitment reduction resulting from any of the foregoing shall be effective on the same day as such Net Cash Proceeds are actually received or, in the case of any Qualifying Revolving Facility or Qualifying Term Facility, the date of effectiveness of the definitive credit or similar agreement (or incremental agreement under the Existing Revolving Credit Agreement) with respect thereto. Any required prepayment of loans resulting from any of the foregoing shall be made on or prior to the fifth business day after such Net Cash Proceeds are received.

All required commitment reductions and prepayments of loans under the Bridge Facility will be made without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period, and will be applied ratably to the commitments or loans of each Lender.

Documentation:	The Bridge Facility will be documented pursuant to a credit agreement (the “Bridge Credit Agreement”), which will incorporate the terms contained herein and otherwise be substantially the same as (and no less favorable to the Company than), except as modified by the terms contained herein, those contained in the Second Amended and Restated Credit Agreement, dated as of November 8, 2017 (the “Existing Revolving Credit Agreement”), among the Company, JPMorgan, as administrative agent, and the lenders party thereto (for purposes of this Exhibit B, as in effect on the date of the Commitment Letter but incorporating any Proposed Amendments that becomes effective at any point after the date of this Commitment Letter (including after the Closing Date)). In addition, the Bridge Credit Agreement will contain a provision to provide that, whether before or after the Closing Date, (i) if the definitive documentation for the Term Loan Facility (or any other term loan facility of the Borrower or any of its subsidiaries (other than the Bridge Facility)) or the New Revolving Facility (or any other revolving credit facility of the Borrower or any of its Subsidiaries, including the revolving credit facility provided under the Existing Revolving Credit Facility, as amended) contains a subsidiary guarantee requirement, restrictive covenant, financial covenant or event of default that is not set forth in the Bridge Credit Agreement (or that is more restrictive or more favorable to the lenders than the corresponding provision set forth in the Bridge Credit Agreement), then the Bridge Credit Agreement will be deemed to incorporate such provision that is more restrictive or more favorable to the lenders by reference, and/or (ii) if none of the definitive documentation for any term loan facilities (other than the Bridge Facility) and revolving credit facilities of the Borrower or any of its Subsidiaries contains a subsidiary guarantee requirement, restrictive covenant, financial covenant or event of default that is set forth in the Bridge Credit Agreement (or if such definitive documentation only contains subsidiary guarantee requirements, restrictive covenants, financial covenants or events of default that are less restrictive or more favorable to the borrower than the corresponding provision set forth in the Bridge Credit Agreement), then such provision will be deemed to no longer apply to the Bridge Credit Agreement, or such less restrictive or more favorable provision will be deemed to be incorporated by reference in the Bridge Credit Agreement in place of the corresponding provision of the Bridge Credit Agreement, as applicable. Subject to the foregoing, the Bridge Credit Agreement will contain only those conditions to borrowing, mandatory commitment reductions or prepayments, representations, warranties, covenants and events of default expressly set forth in this Exhibit B and will be subject to the Funds Certain Provisions. Notwithstanding the foregoing or anything else in this Commitment Letter, the Fee Letters or any other agreement or undertaking relating to the Bridge Facility to the contrary, the Bridge Credit Agreement shall expressly permit on the Closing Date the consummation of the Acquisition and the other Transactions described herein. The principles set forth in this paragraph are referred to as the “Bridge Documentation Principles”.

Representations and Warranties:

Subject to the Bridge Documentation Principles, substantially the same as those in the Existing Revolving Credit Agreement, to be made solely on the Closing Date (it being understood that the representations and warranties made on the Closing Date will cover the Acquired Company and its subsidiaries to the extent subsidiaries of the Company are covered under the Existing Revolving Credit Agreement), consisting only of: corporate status; authorization and no conflict; binding effect; government approval; litigation; compliance with ERISA; financial information; material liabilities; taxes; environmental compliance; margin stock regulations (including in respect of the use of proceeds); compliance with laws; investment company act status; ownership of properties; insurance; anti-corruption laws and sanctions; no EEA financial institutions; and use of proceeds on the Closing Date not violating any applicable anti-corruption laws, anti-money laundering laws and sanctions.

The failure of any representation or warranty (other than the Specified Representations and the Acquisition Agreement Representations (each, as defined in Exhibit C to the Commitment Letter)) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to the funding of the Bridge Facility on the Closing Date.

Notwithstanding anything herein to the contrary, during the period from the Closing Date until the date that is 30 days after the Closing Date (the “Clean-Up Period”), any breach of a representation or warranty (other than a Specified Representation) arising solely by reason of any matter or circumstance relating to the Acquired Company and its subsidiaries will be deemed not to be a breach of a representation or warranty if, and for so long as, the circumstances giving rise to the relevant breach of representation or warranty: (a) are capable of being remedied within the Clean-Up Period and the Company and its subsidiaries are taking appropriate steps to remedy such breach, (b) do not have and would not be reasonably likely to have a Material Adverse Effect and (c) were not procured by or approved by the Company or any of its subsidiaries immediately prior to the Closing Date. If the relevant circumstances are continuing on or after the expiry of the Clean-Up Period, there shall be a breach of representation or warranty, notwithstanding the immediately preceding sentence (and without prejudice to the rights and remedies of the Bridge Administrative Agent and the Lenders).

Conditions Precedent to Borrowing:	The borrowing under the Bridge Facility will be subject solely to the satisfaction or waiver of the conditions precedent expressly set forth in Exhibit C to the Commitment Letter, which conditions precedent are subject in all respects to the Funds Certain Provisions.

Affirmative Covenants:	Subject to the Bridge Documentation Principles, substantially the same as those in the Existing Revolving Credit Agreement, consisting of: preservation of existence, etc.; keeping of books; reporting requirements; taxes, claims for labor and materials; compliance with laws; maintenance, etc.; insurance; litigation; and use of proceeds.

Negative Covenants:	Subject to the Bridge Documentation Principles, substantially the same as those in the Existing Revolving Credit Agreement (and modified by any Proposed Amendments that may become effective at any time after the date of this Commitment Letter (including after the Closing Date)), consisting of: limitations on liens; character of business; merger; etc.; sale of assets; restriction on funded debt and short-term debt; multiemployer plans; and ratio of total indebtedness to total capital.

Financial Covenant:	The Company shall, at the end of each fiscal quarter, maintain a ratio of Total Indebtedness (as defined in the Existing Revolving Credit Agreement) to Total Capital (as defined in the Existing Revolving Credit Agreement) of not more than 0.65 to 1.00; provided that if the financial covenant in the Existing Revolving Credit Agreement (or, if applicable, the refinancing or replacement thereof) and the definitive documentation for the Term Loan Facility and the New Revolving Facility shall contain a financial covenant based on a maximum “Leverage Ratio” of Consolidated Funded Indebtedness (to be defined in a manner to be agreed, but in any event to include all short term and long term indebtedness for borrowed money, synthetic lease obligations, capital leases, obligations for drawn letters of credit (to the extent not reimbursed or cash collateralized) and guarantees of the foregoing) to EBITDA instead of a ratio of Total Indebtedness to Total Capital, then the foregoing covenant shall be modified to be consistent with such corresponding covenant, provided further that in no event shall the maximum Leverage Ratio covenant level exceed 4.25 to 1.00.

Events of Default:	Subject to the Bridge Documentation Principles, substantially the same as those in the Existing Revolving Credit Agreement, consisting of: nonpayment of principal when due; nonpayment of interest or fees or other amounts within five business days of becoming due; violation of covenants (following 30 days’ cure period as provided in the Existing Revolving Credit Agreement);

inaccuracy of any representation or warranty made or deemed made by the Company (subject to the provisions of the final paragraph set forth under the caption “Representations and Warranties” above); bankruptcy and insolvency events; monetary judgments in excess of US$100,000,000; change of control; continuing director; and cross-acceleration to material indebtedness.

During the period from and including the effectiveness of the Bridge Credit Agreement and to and including the earlier of the termination of the commitments under, or the funding of the loans under, the Bridge Facility on the Closing Date, and notwithstanding (a) any failure by the Company or any of its subsidiaries to comply with any of the affirmative covenants, negative covenants or financial covenant, (b) the occurrence of any event of default or (c) any provision to the contrary in the Bridge Credit Agreement, neither the Bridge Administrative Agent nor any Lender shall be entitled to (i) rescind, terminate, accelerate or cancel the Bridge Facility or any of its commitments thereunder or exercise any right or remedy under the Bridge Facility, to the extent to do so would prevent, limit or delay the making of its loan under the Bridge Facility, (ii) refuse to participate in making its loan under the Bridge Facility or (iii) exercise any right of set-off or counterclaim in respect of its loan under the Bridge Facility to the extent to do so would prevent, limit or delay the making of its loan under the Bridge Facility; provided that, for the avoidance of doubt, the borrowing under the Bridge Facility shall be subject to the satisfaction or waiver of the conditions expressly set forth in Exhibit C to the Commitment Letter, which conditions precedent are subject in all respects to the Funds Certain Provisions. For the avoidance of doubt, (x) the rights and remedies of the Lenders, the Bridge Arrangers and the Bridge Administrative Agent with respect to any condition precedent expressly set forth in Exhibit C to the Commitment Letter shall not be limited in the event that any such condition precedent is not satisfied or waived on the Closing Date and (y) after the funding of the Bridge Facility on the Closing Date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders under the Bridge Credit Agreement shall be available notwithstanding that such rights, remedies or entitlements were not available prior to such time as a result of this paragraph.

Voting:

Amendments and waivers of the Bridge Credit Agreement will require the approval of Lenders holding not less than a majority of the aggregate amount of the commitments or loans under the Bridge Facility (the “Bridge Required Lenders”); provided that (a) the consent of each Lender directly adversely affected thereby will be required with respect to (i) reductions in the amount or extensions of the scheduled date for the payment (but not of any required prepayment) of principal of any loan, (ii) reductions in interest rates or fees or extensions of the scheduled dates for payment thereof and (iii) increases in the amounts or extensions of the scheduled expiration date of the Lenders’ commitments and (b) the consent of 100% of the Lenders will be required with respect to (i) modifications to certain of the pro rata provisions of the Bridge Credit Agreement and (ii) modifications to any of the voting percentages; provided further that no amendment or waiver shall amend, modify or otherwise affect the rights or duties of the Bridge Administrative Agent without the prior written consent of the Bridge Administrative Agent.

In connection with any waiver or amendment that requires the consent of all the Lenders or all affected Lenders and that has been approved by the Bridge Required Lenders, the Company shall have the right to replace any non-consenting Lender.

Promptly following the consummation of any Proposed Amendments that become effective after the Closing Date, the Company and Bridge Administrative Agent shall enter into an amendment to the Bridge Credit Agreement to give effect to such Proposed Amendments and to certain other changes as provided in the Bridge Documentation Principles. For the avoidance of doubt, any such amendment shall not require the consent of any Lender.

Cost and Yield Protection:	Subject to the Bridge Documentation Principles, the Bridge Credit Agreement will contain customary provisions (a) protecting the Bridge Administrative Agent and the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and capital or liquidity requirements (or their interpretation), illegality, unavailability and other requirements of law (including reserves with respect to liabilities or assets consisting of or including “Eurocurrency Liabilities”) and from the imposition of or changes in certain taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a LIBOR loan on a day other than the last day of an interest period with respect thereto. For all purposes of the Bridge Credit Agreement, (i) the Dodd-Frank Wall Street Reform and

Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Bridge Credit Agreement. The Bridge Credit Agreement will provide that all payments are to be made free and clear of taxes (with customary exceptions).

Defaulting Lenders:	Subject to the Bridge Documentation Principles, the Bridge Credit Agreement will contain customary provisions with respect to Defaulting Lenders.

Assignments and Participations:

The Lenders may assign all or, in an amount of not less than US$5,000,000, any part of, their respective commitments or loans to one or more eligible assignees, subject to the prior written consent of (a) the Bridge Administrative Agent and (b) except (i) with respect to assignments made to any Specified Permitted Lender or (ii) after the Closing Date, when an event of default has occurred and is continuing, the Company, each such consent not to be unreasonably withheld, delayed or conditioned; provided that, after the Closing Date, assignments made to a Lender or an affiliate or approved fund of a Lender will not be subject to the above consent requirements. The Company’s consent shall be deemed to have been given if the Company has not responded within 10 business days of a written request for an assignment. Upon such assignment, the assignee will become a Lender for all purposes under the Bridge Credit Agreement. A US$3,500 processing fee will be required in connection with any such assignment. The Lenders will also have the right to sell participations without restriction (other than to natural persons and the Company and its subsidiaries and affiliates), subject to customary limitations on voting rights.

“Specified Permitted Lender” means (a) any person that is a lender under the Existing Revolving Credit Agreement and (b) any person that is a commercial or investment bank that, in the case of this clause (b), at the time of such assignment has corporate rating (however denominated) or senior unsecured, non-credit enhanced long-term indebtedness rating that is Investment Grade either from Moody’s or S&P.

Expenses and Indemnification:	Subject to the Bridge Documentation Principles, the Bridge Credit Agreement will contain customary provisions relating to indemnity, reimbursement, exculpation and related matters.

EU Bail-in Provisions:	The Bridge Credit Agreement will contain a customary contractual recognition provision required under Article 55 of the Bank Recovery and Resolution Directive of the European Union.

Governing Law and Forum:	The Bridge Credit Agreement will provide that the parties thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York sitting in the Borough of Manhattan and will waive any right to trial by jury. New York law will govern the Bridge Credit Agreement; provided that (a) the interpretation of the definition of “Material Adverse Effect” (as defined in Exhibit C to the Commitment Letter) and whether or not a Material Adverse Effect exists or has occurred, (b) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of a breach or inaccuracy of such representations and warranties the Company (or any of its affiliates) has the right to terminate its (or its affiliate’s) obligations under the Acquisition Agreement or the right to elect not to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in all material respects in accordance with the terms of the Acquisition Agreement, in each case, will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regard to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the laws of any jurisdiction other than the State of Delaware to apply.

Counsel to the Bridge Administrative Agent and the Bridge Arrangers:	Cravath, Swaine & Moore LLP.

SCHEDULE I TO EXHIBIT B

CONFIDENTIAL

Interest Rates:

Interest will accrue at, at the option of the Company, a rate per annum equal to (a) LIBOR plus the Applicable Margin or (b) the ABR plus the Applicable Margin, in each case as shown on the Pricing Grid set forth below.

The Company may elect interest periods of 1, 2 or 3 months for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans when determined on the basis of the Prime Rate) and interest shall be payable at the end of each interest period and upon any prepayment or repayment on the amount prepaid or repaid.

Interest on overdue amounts will accrue, in the case of principal, at the rates otherwise applicable plus 2% per annum or, in the case of amounts other than principal, interest accruing on ABR loans plus 2% per annum.

“ABR” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% per annum and (c) the LIBOR on such day (or if such day is not a business day, the immediately preceding business day) for a deposit in US dollars with a maturity of one month plus 1% per annum. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the LIBOR shall take effect on the date of such change in the Prime Rate, the NYFRB Rate or the LIBOR, respectively.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding business day by the NYFRB as the federal funds effective rate; provided that such rate shall in no event be less than zero.

“LIBOR” means a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other person that takes over the administration of such rate) for deposits in US dollars (for delivery on the first day of the applicable period) with a term equivalent to such period as displayed on the Reuters screen page (currently page LIBOR01) displaying interest rates for deposits in the London interbank market (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, provided that such rate shall in no event be less than zero and shall be adjusted for statutory reserve rate. The Bridge Credit Agreement will contain customary interpolated screen rate provisions with respect to LIBOR and customary provisions addressing, in the manner to be agreed by the Company and the Bridge Arrangers, discontinuance of LIBOR.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not published for any day that is a business Day, the term “NYFRB Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the Bridge Administrative Agent from a Federal funds broker of recognized standing selected by it; provided that NYFRB shall in no event be less than zero.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding business day by the NYFRB as an Overnight Bank Funding Rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City.

Duration Fees:	The Company will pay a fee (the “Duration Fee”) to each Lender on each date set forth in the grid below in an amount equal to the percentage, determined in accordance with the grid below, of the principal amount of the loan under the Bridge Facility of such Lender outstanding at the close of business, New York City time, on such date:

Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.50%	0.75%	1.00%

B-2

Ticking Fees:	The Company will pay ticking fees to each Lender as set forth in the Arranger Fee Letter.

B-3

EXHIBIT C

CONFIDENTIAL

Project Coil

364-Day Senior Unsecured Bridge Facility

Pricing Grid

Pricing Category	Applicable Ratings (S&P/Moody’s)	Applicable Margin LIBOR Loans (percent per annum)	Applicable Margin ABR Loans (percent per annum)
Category 1	BBB+ / Baa1 or greater	1.125%	0.125%
Category 2	<= BBB / Baa2	1.250%	0.250%

The Applicable Margin will increase, in each Pricing Category, by 0.500% per annum on each of the 90th, 180th and 270th day after the Closing Date.

The Applicable Margin and the Applicable Ticking Fee Rate in effect at any time will be determined by reference to the Pricing Category corresponding to the Applicable Ratings in effect at such time.

For purposes of the foregoing, (a) if the Applicable Ratings assigned by Moody’s and S&P shall fall within different Pricing Categories, the applicable Pricing Category shall be the Pricing Category in which the higher of the Applicable Ratings shall fall unless the Applicable Ratings differ by two or more Pricing Categories, in which case the applicable Pricing Category shall be the Pricing Category one level below that corresponding to the higher Applicable Rating, (b) if either Moody’s or S&P shall not have an Applicable Rating in effect (other than by reason of the circumstances referred to in the last sentence of this paragraph), such rating agency shall be deemed to have an Applicable Rating in Pricing Category 2, and (c) if any Applicable Rating shall be changed (other than as a result of a change in the rating system of the applicable rating agency), such change shall be effective as of the date which it is first announced by the applicable rating agency making such change. If the rating system of either Moody’s or S&P shall change, or if such rating agency shall cease to be in the business of rating corporate debt obligations and corporate credit, the Company and the Bridge Required Lenders shall negotiate in good faith to amend this Pricing Grid to reflect such changed rating system or the unavailability of Applicable Ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rating used to determine the Applicable Margin and the Applicable Ticking Fee Rate shall be deemed to be that most recently in effect from such rating agency prior to such change or cessation.

“Applicable Ratings” means, with respect to S&P or Moody’s, the Senior Unsecured Rating established by such rating agency.

“Senior Unsecured Rating” means, with respect to S&P or Moody’s, a rating by such rating agency of the Company’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money, giving pro forma effect to the Transactions.

EXHIBIT C

CONFIDENTIAL

Project Coil

364-Day Senior Unsecured Bridge Facility

Summary of Conditions Precedent

Capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit C is attached.

The borrowing under the Bridge Facility, on the Closing Date shall be subject solely to satisfaction or waiver by the Bridge Arrangers of the following conditions precedent (which conditions precedent are subject to the Funds Certain Provisions):

1.    The Acquisition shall have been (or, substantially concurrently with the funding under the Bridge Facility, shall be) consummated in all material respects in accordance with the terms of the Acquisition Agreement. The Acquisition Agreement as in effect on the date of the Commitment Letter shall not have been amended or modified in any respect, or any provision or condition therein waived, or any consent granted thereunder by the Company or any of its subsidiaries, if such amendment, modification, waiver or consent would be material and adverse to the interests of the Lenders or the Bridge Arrangers (in their capacities as such) without the Bridge Arrangers’ prior written consent (such consent not to be unreasonably withheld, delayed, denied or conditioned), it being understood and agreed that (a) any reduction, when taken together with all prior reductions, of less than 10% in the original consideration for the Acquisition will be deemed not to be material and adverse to interests of the Lenders or the Bridge Arrangers, provided, in the case of any such reduction of less than 10%, that the aggregate principal amount of the Bridge Facility shall have been reduced on a dollar-for-dollar basis and (b) any increase, when taken together with all prior increases, of less than 10% in the original consideration for the Acquisition will be deemed not to be material and adverse to interests of the Lenders.

2.    The Bridge Arrangers shall have received (a) audited consolidated balance sheets and related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows of the Company, prepared in accordance with U.S. GAAP, for the three most recent fiscal years that shall have been completed at least 60 days prior to the Closing Date, (b) unaudited condensed consolidated balance sheets and related condensed consolidated statements of income, comprehensive income, and cash flows of the Company, prepared in accordance with U.S. GAAP, for each fiscal quarter (other than the fourth fiscal quarter) ended after the date of the most recent balance sheet delivered pursuant to clause (a) above and at least 45 days prior to the Closing Date, (c) audited consolidated balance sheets and related consolidated statements of operations and cash flows, statements of comprehensive loss and statements of stockholder’s equity of the Acquired Company, prepared in accordance with U.S. GAAP, for the most recent fiscal year ended at least 90 days prior to the Closing Date, (d) unaudited consolidated balance sheets and related consolidated statements of income and cash flows of the Acquired Company, prepared in accordance with U.S. GAAP, for any fiscal quarter (other than the fourth fiscal quarter) ended after the date of its most recent audited financial statements delivered pursuant to clause (c) above and at least 45 days prior to the Closing Date and (e) customary pro forma consolidated financial statements of the Company subsidiaries giving effect to the Transactions. The Bridge Arrangers hereby acknowledge that the Company’s public filing with the SEC of any required financial statements will satisfy the applicable requirements of this paragraph. The Bridge Arrangers hereby acknowledge receipt of the financial statements described in clause (a) for the fiscal years ended December 31, 2017, 2016 and 2015 and clause (b) above for the fiscal quarters ended June 30, 2018 and March 31, 2018.

3.    The Closing Date shall not occur prior to January 16, 2019.

4.    The Bridge Arrangers shall have received, at least three business days prior to the Closing Date, all documentation and other information requested by them in writing to the Company at least 10 business days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

5.    The Bridge Arrangers shall have received (a) customary legal opinions, corporate documents, officers’ certificates (as to the satisfaction of the closing conditions set forth in Sections 1 (solely as to the second and third sentences thereof), 6 and 7 of this Exhibit C), secretary’s certificates, good standing certificates and evidence of authority (including incumbency and resolutions) with respect to the Company and (b) a customary notice of borrowing.

6.    On the Closing Date, or, in the case of representations made on an earlier date, on such earlier date, (a) the Acquisition Agreement Representations (as defined below) shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein), and (b) the Specified Representations (as defined below) shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein).

7.    Since the date of the Acquisition Agreement, there shall not have occurred a Material Adverse Effect (as defined below).

“Material Adverse Effect” means any fact, event, change, effect, occurrence or development that, individually or in the aggregate, with all other facts, events, changes, effects, occurrences or developments, is or is reasonably expected to be materially adverse to the financial condition, assets, liabilities, business, or operating results of the Company and its Subsidiaries, taken as a whole, or is, or is reasonably expected to be, materially adverse to the ability of Seller to consummate the Transactions; provided that no facts, events, changes, effects, occurrences or developments arising from or relating to the following, either alone or taken together, will constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) general business or economic conditions affecting the industries in which the Company and its Subsidiaries or their customers operate; (b) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States; (c) financial, banking, or securities markets (including (i) any disruption of any of the foregoing markets, (ii) any change in currency exchange rates, (iii) any decline or rise in the price of any security, commodity, contract or index or (iv) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the Transactions); (d) natural disasters, pandemics, weather conditions, explosions or fires or other force majeure events or acts of God; (e) changes in Laws or other binding directives or determinations issued or made by any Governmental Body after the date of the Acquisition Agreement; (f) changes in GAAP or other accounting requirements or principles or the interpretation thereof after the date of the Acquisition Agreement; (g) the taking of any action expressly permitted or required by the Acquisition Agreement (including Section 6.01 thereof) or taken at the express written request of Buyer, the failure to take any action if such action is prohibited by the Acquisition Agreement, or Buyer’s failure to consent to any of the actions restricted in Section 6.01 of the Acquisition Agreement; (h) the announcement, execution or consummation of the Acquisition Agreement or the Transactions or the identity of Buyer, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers, lessors or other commercial partners; (i) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans or predictions (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect); (j) any action taken by Buyer or its Affiliates with respect to the Transactions or financing thereof; or (k) matters expressly set forth on the Disclosure Schedules; except in the case of the foregoing clauses (a), (b), (c), (d), (e) and (f) to the extent such facts, events. changes, effects, occurrences or developments have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants engaged in the industries and geographies in which they operate. All capitalized terms used in this definition (other than “Acquisition Agreement”) have the meanings assigned thereto in the Acquisition Agreement (as in effect on the date of the Commitment Letter).

8.    Subject to the Funds Certain Provisions (as defined below) and the Bridge Documentation Principles, the execution and delivery by the Company of the Bridge Credit Agreement that is substantially consistent with the terms of the Commitment Letter.

9.    The Company shall have paid all fees, expenses and other amounts payable by it under the Commitment Letter and the Fee Letters on or prior to the Closing Date (in the case of expenses and other amounts, to the extent invoiced at least two business days prior to the Closing Date).

10.    The Bridge Arrangers shall have received a certificate in the form of Exhibit D to the Commitment Letter from the Company executed by its chief financial officer, certifying that the Company and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

11.    Substantially concurrently with the consummation of the Acquisition, the Acquired Company Debt Repayment shall be consummated, and the Bridge Arrangers shall receive customary payoff documentation in respect thereof.

Notwithstanding anything in the Commitment Letter, the Fee Letters, the Bridge Credit Agreement or any other agreement or undertaking relating to the Bridge Facility to the contrary, (a) the only representations and warranties relating to the Company and its subsidiaries or the Acquired Company and its subsidiaries the accuracy of which shall be a condition to the funding of the Bridge Facility on the Closing Date shall be (i) such of the representations and warranties made by or with respect to the Acquired Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Company (or any of its affiliates) has the right (taking into account any applicable cure provisions) to terminate its (or its affiliate’s) obligations under the Acquisition Agreement or the right to elect not to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations and (b) the terms of the Bridge Credit Agreement, shall be in a form such that they do not impair the funding of the Bridge Facility on the Closing Date if the conditions expressly set forth in this Exhibit C are satisfied or waived by the Bridge Arrangers. For purposes hereof, “Specified Representations” means the representations and warranties of the Company set forth in the Bridge Credit Agreement subject to the Bridge Documentation Principles relating to organization, existence and good standing of the Company; corporate power and authorization by the Company to enter into the Bridge Credit Agreement; due execution and delivery by the Company of the Bridge Credit Agreement, and enforceability of the Bridge Credit Agreement against the Company; no conflict of the Bridge Credit Agreement, and the transactions thereunder with the Company’s charter or by-laws; solvency as of the Closing Date of the Company and its subsidiaries on a consolidated basis after giving effect to the Transactions (solvency to be defined in a manner consistent with Exhibit D to the Commitment Letter); margin stock regulations; Investment Company Act status; and the use of proceeds on the Closing Date not violating any applicable anti-corruption laws, anti-money laundering laws and sanctions. The provisions of this paragraph are referred to as the “Funds Certain Provisions”.

EXHIBIT D

CONFIDENTIAL

SOLVENCY CERTIFICATE

This Certificate (this “Certificate”) is being delivered pursuant to Section [     ] of the Credit Agreement dated as of [     ] (the “Credit Agreement”), among Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent. Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

The undersigned hereby certifies that [he][she] is the Chief Financial Officer of the Company and that [he][she] is knowledgeable of the financial and accounting matters of the Company and its Subsidiaries and that, as such, [he][she] is authorized to execute and deliver this Certificate on behalf of the Company.

The undersigned hereby further certifies, solely in [his][her] capacity as Chief Financial Officer of the Company and not in an individual capacity and without personal liability, that, on the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of the Loan to be made on the Closing Date and the application of the proceeds thereof:

1.     The fair value of the assets of the Company and its Subsidiaries (on a going concern basis), on a consolidated basis, will exceed their debts and liabilities, subordinated, contingent or otherwise.

2.    The present fair saleable value of the property of the Company and its Subsidiaries (on a going concern basis), on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3.    The Company and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4.    The Company and its Subsidiaries, on a consolidated basis, will not have an unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted following the date hereof.

In computing the amount of the contingent liabilities of the Company and its Subsidiaries as of the date hereof, such liabilities have been computed at the amount that, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate solely in his/her capacity as Chief Financial Officer of the Company (and not in an individual capacity) this [    ] day of [    ].

LEGGETT & PLATT, INCORPORATED,

By
Name:
Title:	Chief Financial Officer

D- 2

EXHIBIT E

CONFIDENTIAL

Project Coil

Summary of Proposed Amendments to Existing Revolving Credit Agreement

Capitalized terms used but not defined in this Exhibit E shall have the meanings set forth in the Commitment Letter to which this Exhibit E is attached or the other Exhibits to the Commitment Letter.

The Proposed Amendments will, with respect to the Existing Revolving Credit Agreement:

Closing Date Amendments

(1) Amend Sections 5.12 and 5.14 of the Existing Revolving Credit Agreement to replace the Total Indebtedness to Total Capital financial covenant with a customary leverage-based financial covenant which requires that the Company maintain, as of the last day of each fiscal quarter, a ratio of Consolidated Funded Indebtedness (to be defined in a manner to be agreed, but in any event to include all short term and long term indebtedness for borrowed money, synthetic lease obligations, capital leases, obligations for drawn letters of credit (to the extent not reimbursed or cash collateralized) and guarantees of the foregoing) to EBITDA (to be defined in a manner to be agreed) of not greater than 4.25 to 1.00, with a single step-down to 3.50 to 1.00 no sooner than a future fiscal quarter end to be agreed.

(2) Extend the maturity date of all revolving commitments thereunder to the date that is five years after the Closing Date.

Effective Date Amendments

(3) Increase the amount of “Incremental Commitments” permitted under the Existing Revolving Credit Agreement such that the New Revolving Facility and the Term Loan Facility may be incurred under the Existing Revolving Credit Agreement; provided that, if the Closing Date does not occur on prior to the Commitment Termination Date, the amount of “Incremental Commitments” permitted will be reduced to the amount permitted under the Existing Revolving Credit Agreement as of the date of this Commitment Letter.

(4) Incorporate “SunGard” conditionality with respect to the revolving loans and term loans to be borrowed under the Existing Revolving Credit Agreement to finance the Acquisition, the Acquired Company Debt Repayment and fees and expenses relating thereto that is no less favorable to the Company than the Funds Certain Provisions and conditionality applicable to the Bridge Facility.

(5) Add a materiality threshold to the Company’s obligations under Section 5.04(a) thereof.

(6) Add a materiality threshold to the Company’s obligations under Section 5.05 thereof.

(7) Add a carve-out to Section 5.08 thereof for customary “Permitted Liens.”

(8) Add a carve-out to Section 5.10 thereof which would allow any Subsidiary to enter into any merger or consolidation as a means of effecting a disposition in compliance with Section 5.11 or an acquisition.

(9) Revise Section 5.11 thereof such that it only limits the sale or other disposition of all or substantially all assets of the Company and its Subsidiaries, taken as a whole.

D- 2